                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant /x/
Filed by Party other than the Registrant / /
Check the appropriate box:
        / / Preliminary Proxy Statement        / / Confidential, for Use of the
        /x/ Definitive Proxy Statement             Commission Only (as permitted
        / / Definitive Additional Materials        by Rule 14a-6(e)(2))
        / / Soliciting Material Pursuant to
            Rule 14a-11(c) or Rule 14a-12



                            SPIEKER PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                 ---------------
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
        /x/ No fee required.
        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.
            (1) Title of each class of securities to which transaction applies:
            (2) Aggregate number of securities to which transaction applies:
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            (4) Proposed maximum aggregate value of transaction:
            (5) Total fee paid:
        / / Fee paid previously with preliminary materials.
        / / Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
            (1) Amount previously paid:
            (2) Form, Schedule or Registration Statement no.:
            (3) Filing Party:
            (4) Date Filed:

                            SPIEKER PROPERTIES, INC.
                              2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                                                                  April 10, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 annual meeting of stockholders of Spieker Properties, Inc., to be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, on June 7, 2000, at 10:30 a.m., local time.

     The attached proxy statement describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully. Please use this opportunity to take part in our affairs by voting on the business to be presented at the meeting.

     YOUR VOTE IS IMPORTANT. Because many shareholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person even if you have previously mailed your proxy card.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Warren E. Spieker, Jr.

                                          Warren E. Spieker, Jr.
                                          Chairman of the Board

                            SPIEKER PROPERTIES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 2000
                            ------------------------

     The annual meeting of stockholders of Spieker Properties, Inc., will be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, on June 7, 2000, at 10:30 a.m., local time. At the meeting, stockholders will vote upon the following proposals:

     1. To elect three directors to serve for a three-year term.

     2. To ratify the retention of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2000.

     3. To transact any other business that properly comes before the annual meeting.

     Stockholders of record at the close of business on March 17, 2000 are entitled to vote at the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Warren E. Spieker, Jr.

                                          Warren E. Spieker, Jr.
                                          Chairman of the Board

Menlo Park, California
April 10, 2000

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................    1
  What is the purpose of the annual meeting?................    1
  Who is entitled to vote?..................................    1
  Who can attend the meeting?...............................    1
  What constitutes a quorum?................................    1
  How do I vote?............................................    1
  Can I vote by telephone or through the internet?..........    2
  Can I change my vote after I return my proxy card?........    2
  What are the board's recommendations?.....................    2
  What vote is required to approve each item?...............    2
VOTING SECURITIES AND PRINCIPAL HOLDERS.....................    3
ELECTION OF DIRECTORS.......................................    5
  Directors and Executive Officers..........................    6
  Meetings and Committees of the Board of Directors.........    8
  Compensation of Directors.................................    9
  Compensation Committee Interlocks and Insider
     Participation..........................................    9
  Relationships among Directors or Executive Officers.......   10
RATIFICATION OF RETENTION OF INDEPENDENT AUDITORS...........   10
EXECUTIVE COMPENSATION AND OTHER INFORMATION................   11
Option Grants for Last Fiscal Year..........................   13
Option Exercises in Last Fiscal Year and Fiscal Year-End
  Option Values.............................................   14
Compensation Committee Report on Executive Compensation.....   14
Employment Agreements and Change of Control Policy..........   18
STOCK PRICE PERFORMANCE GRAPH...............................   19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   19
OTHER MATTERS...............................................   20

                            SPIEKER PROPERTIES, INC.
                              2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement contains information relating to the annual meeting of stockholders of Spieker Properties, Inc. to be held on June 7, 2000, at 10:30 a.m., local time, at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, and any adjournment or postponement. Our board of directors are soliciting proxies for use at the annual meeting.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will elect directors, ratify our independent auditors and transact any other business that properly comes before the meeting. In addition, our management will report on our performance during 1999 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only holders of record at the close of business on the record date, March 17, 2000, of our common stock and Series A preferred stock are entitled to vote. Holders of our common stock are entitled to cast one vote per share on each matter to be voted upon. The holder of our Series A preferred stock is entitled to cast 1.2195 votes per share on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders entitled to cast a majority of all votes at the annual meeting will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 65,038,927 shares of our common stock and 1,000,000 shares of our Series A preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. However, if no instructions are given on the returned proxy, the shares will be voted FOR the election of each of the three nominees for director named below and FOR Proposal No. 2. Stockholder votes will be tabulated by the persons appointed by the board of directors to act as inspectors of election for the annual meeting.

     If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I VOTE BY TELEPHONE OR THROUGH THE INTERNET?

     If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or through the internet by following the instructions included with your proxy card.

     If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE OUR BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board's recommendation is set forth together with the description of each item in this proxy statement. In summary, our board recommends a vote:

     - FOR election of the nominated slate of directors; and

     - FOR ratification of the appointment of Arthur Andersen LLP as our independent auditors.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold All" or "For All Except" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "Abstain" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows the amount of our common stock beneficially owned as of the record date for each director and each of our Named Executive Officers, all directors and such executive officers as a group, and each person known by us to hold more than 5% of the outstanding shares of our common stock.

     Beneficial ownership includes shares that are individually or jointly owned, as well as shares which the individual has sole or shared investment or voting authority. Beneficial ownership also includes shares which could be purchased by the exercise of options at or within 60 days of the record date, as well as units of limited partnership interests in Spieker Properties, L.P., which are exchangeable into one share of our common stock.

     The percentage of shares outstanding is calculated assuming that none of the partnership units or stock options held by any other person is exchanged or exercised for common stock.

                                                      AMOUNT AND
                                                      NATURE OF     PERCENTAGE OF
                                                      BENEFICIAL       SHARES
                        NAME                          OWNERSHIP      OUTSTANDING
                        ----                          ----------    -------------
Warren E. Spieker, Jr.(1)...........................  2,992,147          4.60%
John K. French(2)...................................    825,926          1.27
Dennis E. Singleton(3)..............................    966,804          1.49
John A. Foster(4)...................................    328,123          *
Craig G. Vought(5)..................................    409,192          *
Joseph D. Russell, Jr.(6)...........................     60,480          *
John G. Davenport(7)................................    314,719          *
Peter H. Schnugg(8).................................    198,173          *
James C. Eddy(9)....................................    242,808          *
Richard J. Bertero(10)..............................     11,500          *
Harold M. Messmer, Jr.(11)..........................    118,275          *
David M. Petrone(12)................................     16,375          *
William S. Thompson, Jr.(13)........................     14,000          *
All directors and executive officers as a group
  (sixteen persons)(14).............................  6,576,758         10.11
Cohen & Steers Capital Management, Inc.(15).........  4,773,500          7.34
LaSalle Investment Management, Inc. and LaSalle
  Investment Management (Securities), L.P.(16)......  3,338,118          5.13
Wellington Management Company, LLP(17)..............  3,786,800          5.82

---------------
  *  Less than 1%

 (1) Includes 2,364,863 shares of common stock that may be issued upon the conversion of all of Mr. Spieker's partnership units, 100,000 shares of common stock held directly, 51,334 shares of restricted common stock, 474,500 shares of common stock subject to options that are exercisable within 60 days of the record date and 1,450 shares of common stock owned by Mr. Spieker's wife and children and deemed beneficially owned by Mr. Spieker.

 (2) Includes 512,772 shares of common stock that may be issued upon conversion of all of Mr. French's partnership units, 4,700 shares of common stock held directly, 29,454 shares of restricted common stock and 279,000 shares of common stock subject to options that are exercisable within 60 days of the record date.

 (3) Includes 679,526 shares of common stock that may be issued upon the conversion of all of Mr. Singleton's partnership units, 23,500 shares of common stock held directly, 22,378 shares of restricted common stock, 240,500 shares of common stock subject to options that are exercisable within 60 days of the record date and 900 shares of common stock held by Mr. Singleton as custodian for his children.

 (4) Includes 143,141 shares of common stock that may be issued upon the conversion of all of Mr. Foster's partnership units, 137,700 shares of common stock subject to options that are exercisable within 60 days of the record date and 47,282 shares of restricted common stock.

 (5) Includes 104,493 shares of common stock that may be issued upon the conversion of all of Mr. Vought's partnership units, 269,500 shares of common stock subject to options that are exercisable within 60 days of the record date and 35,199 shares of restricted common stock.

 (6) Includes 14,924 shares of common stock that may be issued upon conversion of all of Mr. Russell's partnership units, 250 shares of common stock held directly in a 401k account, 24,906 shares of restricted common stock and 20,400 shares of common stock subject to options that are exercisable within 60 days of the record date.

 (7) Includes 151,925 shares of common stock that may be issued upon conversion of all of Mr. Davenport's partnership units, 28,294 shares of restricted common stock and 134,500 shares of common stock subject to options that are exercisable within 60 days of the record date.

 (8) Includes 101,227 shares of common stock that may be issued upon conversion of all of Mr. Schnugg's partnership units, 23,397 shares of restricted common stock and 73,549 shares of common stock subject to options that are exercisable within 60 days of the record date.

 (9) Includes 145,532 shares of common stock that may be issued upon conversion of all of Mr. Eddy's partnership units, 5,176 shares of restricted common stock and 92,100 shares of common stock subject to options that are exercisable within 60 days of the record date.

(10) Includes 2,000 shares of common stock held directly and 9,500 shares of common stock subject to options that are exercisable within 60 days of the record date.

(11) Includes 105,600 shares of common stock held directly, 7,300 shares of common stock held by Mr. Messmer's sons and 5,375 shares subject to options that are exercisable within 60 days of the record date. Mr. Messmer disclaims beneficial ownership of such 7,300 shares.

(12) Includes 10,000 shares of common stock held directly and 6,375 shares of common stock subject to options that are exercisable within 60 days of the record date.

(13) Includes 3,000 shares of common stock held directly, 9,500 shares of common stock subject to options that are exercisable within 60 days of the record date and 1,500 shares of common stock held by Mr. Thompson for his children. Mr. Thompson disclaims beneficial ownership of such 1,500 shares.

(14) Includes 4,235,839 shares of common stock that may be issued upon the conversion of partnership units and 1,488,350 shares of common stock subject to options that are exercisable in the aggregate by all the directors and executive officers within 60 days of the record date.

(15) As reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000. Address: 757 Third Avenue, New York, New York 10017.

(16) As reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000. Address for each entity is 200 East Randolph Drive, Chicago, Illinois 60601. Includes 975,770 shares of common stock beneficially owned by LaSalle Investment Management, Inc. and 2,362,348 shares beneficially owned by LaSalle Investment Management (Securities), L.P. LaSalle Investment Management, Inc. is the limited partner as well as the sole shareholder of the general partner of LaSalle Investment Management (Securities), L.P.

(17) As reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000. Address: 75 State Street, Boston, Massachusetts 02109.

     We also have outstanding 1,000,000 shares of Series A preferred stock, which is convertible into 1,219,512 shares of common stock. All of the outstanding shares of Series A preferred stock are owned by the Annenberg Trust and held by Walter H. Annenberg, as trustee.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Our articles of incorporation divides our board of directors into three classes. The members of each class of directors serve staggered three-year terms and continue in office until their respective terms expire and until their successors are duly elected and qualified.

     At the annual meeting, the stockholders will elect three individuals as Class I directors. Each of the nominees has consented to serve as director if elected. However, if any of them becomes unavailable to serve, the board may designate a substitute nominee or reduce the number of members on the board of directors in accordance with our bylaws.

     The affirmative vote of a plurality of all the votes cast at the annual meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

     The persons standing for election as director are:

     WARREN E. "NED" SPIEKER, JR.

     Mr. Spieker has served as Chairman of the Board of Directors since August 1993, and Chief Executive Officer from August 1993 to September 1999, and oversees all of our acquisition, development and financing activities, establishes corporate policy and provides overall strategic direction. He began his career in the real estate industry in 1967 and joined Trammell Crow Company in 1970 and served as a board member and the managing partner of the Northwest region. During his partnership with Trammell Crow, Mr. Spieker oversaw or was responsible for the development or acquisition of 18,000,000 square feet of commercial space, and since that time has directed the growth of Spieker Properties by an additional 30,000,000 square feet. Mr. Spieker received a Bachelor of Science in Business Administration from the University of California at Berkeley. Mr. Spieker is a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc.

     RICHARD J. BERTERO

     Mr. Bertero has served as a Director since December 1993. Mr. Bertero is a partner in Hogland, Bogart and Bertero, a San Francisco Bay Area real estate firm. Mr. Bertero was associated with the RREEF Funds as a founding partner from 1975 until his retirement in 1992. At RREEF, he was instrumental in many aspects of RREEF's development over the years, including the acquisition and disposition of commercial properties and portfolio management. He served on RREEF's policy committee as well as on the investment committee. Prior to his employment at RREEF, Mr. Bertero had been associated with Coldwell Banker for ten years. He is a graduate of the University of California at Berkeley.

     HAROLD M. MESSMER, JR.

     Mr. Messmer has served as a Director since December 1993. Mr. Messmer is Chairman and Chief Executive Officer of Robert Half International, Inc., the world's largest staffing services firm specializing in professional personnel. Prior to joining Robert Half in 1985, Mr. Messmer was Chief Executive Officer of Cannon Mills Company, a member of the office of the chairman of Castle & Cooke, Inc. and a member of the Castle & Cooke board of directors. He was formerly a partner of the law firm of O'Melveny & Myers. He currently serves on the board of directors of Airborne Freight Corporation and Health Care Property Investors, Inc. He is a graduate of Loyola University and the New York University School of Law.

     OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors and the executive officers as of the mailing date of this proxy statement, including their ages.

                                                                                     DIRECTOR TERM
                                                                                   ------------------
              NAME                  AGE                  POSITION                  ELECTED    EXPIRES
              ----                  ---                  --------                  -------    -------
Warren E. Spieker, Jr.              55     Chairman of the Board                    1997       2000
John K. French                      55     Vice Chairman of the Board               1996       2002
Dennis E. Singleton                 55     Vice Chairman of the Board               1998       2001
John A. Foster                      41     Co-Chief Executive Officer                 --         --
Craig G. Vought                     39     Co-Chief Executive Officer                 --         --
Stuart A. Rothstein                 34     Chief Financial Officer                    --         --
Joseph D. Russell, Jr.              40     President, Silicon Valley Region           --         --
John G. Davenport                   43     President, Southern California             --         --
                                           Region
Peter H. Schnugg                    48     President, East Bay/Sacramento             --         --
                                           Region
James C. Eddy                       49     President, Pacific Northwest Region        --         --
Frank Alexander                     42     President, Peninsula/North Bay             --         --
                                           Region
Elke E. Strunka                     57     Vice President, Principal Accounting       --         --
                                           Officer
Richard J. Bertero                  60     Director                                 1997       2000
Harold M. Messmer, Jr.              54     Director                                 1997       2000
David M. Petrone                    55     Director                                 1998       2001
William S. Thompson, Jr.            54     Director                                 1996       2002

     Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

     FRANK A. ALEXANDER, President, Peninsula/North Bay Region, is responsible for overseeing the acquisition, development, and management activities of the company's San Francisco Peninsula and North Bay region. Prior to his current role, Mr. Alexander served as Senior Vice President of the North Bay region and was responsible for developing office and industrial projects totaling approximately 1,500,000 square feet and acquiring over 2,300,000 square feet of properties included in the company's current core portfolio. Prior to joining our predecessor in 1987, Mr. Alexander began his real estate career with the Trammell Crow Company in 1986. Mr. Alexander received a Bachelor of Science in Engineering from Brown University and a Masters in Business Administration from The Wharton School of Business.

     JOHN G. DAVENPORT, President, Southern California Region, is responsible for overseeing the acquisition, development and management activities of the company's Southern California region. Prior to his current role, Mr. Davenport served as Regional Senior Vice President of the Southern California region. Mr. Davenport has developed office, industrial, and R&D projects totaling approximately 3,000,000 square feet and has acquired over 11,000,000 square feet of properties included in the company's core portfolio in both Northern and Southern California. He was one of the founding partners with our predecessor during its formation in 1987 and began his career in real estate with the Trammell Crow Company in 1983. Mr. Davenport received a Bachelor of Science in Mechanical Engineering from the University of California at Berkeley and a Masters in Business Administration from Harvard Graduate School of Business Administration.

     JAMES C. EDDY, President, Pacific Northwest Region, is responsible for overseeing the acquisition, development, and management activities of the company's Pacific Northwest region. In this role, Mr. Eddy manages and leases over 13,000,000 square feet of office and industrial properties in Washington and Oregon.

Prior to his current role, Mr. Eddy served as Regional Senior Vice President of the Pacific Northwest region and was responsible for developing office and industrial projects totaling over 3,500,000 square feet, and acquiring over 4,000,000 square feet of properties included in the company's current core portfolio. He was one of the founding partners with our predecessor during its formation in 1987 and began his career in real estate with the Trammell Crow Company in 1979. Mr. Eddy received a Bachelor of Arts from Stanford University and a Masters in Business Administration from the University of Santa Clara.

     JOHN A. FOSTER, Co-Chief Executive Officer, is responsible for the strategic direction of and long-term planning for the company. Mr. Foster also oversees the management of the company's portfolio. Prior to his current role, Mr. Foster served as Chief Investment Officer and was responsible for the management and oversight of the company's acquisition, development and divestment activities. Before becoming Chief Investment Officer, Mr. Foster served as Regional Senior Vice President and was responsible for our operations in the Silicon Valley area of Northern California, including new development, acquisitions and property management. Mr. Foster joined our predecessor in 1985. Mr. Foster is a current member and past president of NAIOP (National Association of Industrial and Office Parks) -- Silicon Valley Chapter. Prior to joining Spieker, he was employed by AT&T and Bain & Co. Mr. Foster received a Bachelor of Arts from Kalamazoo College and a Masters in Business Administration from Stanford University.

     JOHN K. FRENCH, Vice Chairman, has served as a Director since August 1993. Mr. French is responsible for leading the company's commitment to continuing education as well as developing ways to improve corporate productivity. Prior to his current role, Mr. French served as Chief Operating Officer and was responsible for overseeing the leasing, marketing and management of 40,000,000 square feet of commercial property. He was one of the founding partners with our predecessor during its formation in 1987 and began his career in real estate with the Trammell Crow Company in 1974. Mr. French has overseen the development and acquisition of more than 70 properties representing over 8,000,000 square feet of commercial property in Northern California and Idaho. Prior to graduate school, Mr. French served as a captain and naval aviator in the U.S. Marine Corps. He received a Bachelor of Arts from Harvard College and a Masters in Business Administration from Harvard Graduate School of Business Administration.

     DAVID M. PETRONE has served as a Director since December 1993. Mr. Petrone is Chairman of Housing Capital Company. Until 1992, Mr. Petrone was Vice Chairman of Wells Fargo and Company. Mr. Petrone was previously President and CEO of Wells Fargo Realty Advisors as well as President and CEO of Wells Fargo Mortgage and Equity Trust, a publicly held REIT with assets of $500,000,000. During his tenure with Wells Fargo he also became head of wholesale banking as well as its senior lending officer. Mr. Petrone serves on the Board of Directors of Jacobs Engineering, Alexandria Real Estate Equities, Inc. and Finelite, Inc. He received a Bachelor of Science and a Masters in Business Administration from the University of Oregon, where he serves as a trustee.

     STUART A. ROTHSTEIN, Chief Financial Officer, is responsible for the management and control of the company's financial matters and capital market activities. Since joining the company in 1994, Mr. Rothstein has been responsible for raising over $4 billion of capital in various public and private market transactions. He is also responsible for budgeting/financial analysis, investor relations, corporate communications and purchasing. Prior to joining the company, Mr. Rothstein was employed at Price Waterhouse. He received a Bachelor of Science from Pennsylvania State University and a Masters in Business Administration from Stanford University. Mr. Rothstein is a Certified Public Accountant.

     JOSEPH D. RUSSELL, JR., President, Silicon Valley Region, is responsible for overseeing the acquisition, development, and management activities of the company's Silicon Valley region. Prior to his current role, Mr. Russell served as Regional Senior Vice President of the Silicon Valley region and was responsible for developing office, industrial and R&D projects totaling approximately 2,000,000 square feet, and acquiring over 3,500,000 square feet of properties included in the company's current core portfolio. Prior to joining our predecessor in 1990, Mr. Russell held various marketing positions at IBM Corporation. He serves on the board of directors of NAIOP, Silicon Valley Chapter. Mr. Russell received a Bachelor of Science in Business Administration from the University of Southern California and a Masters in Business Administration from Harvard Graduate School of Business Administration.

     PETER H. SCHNUGG, President, East Bay/Sacramento Region, is responsible for overseeing the acquisition, development, and management activities of the company's East Bay/Sacramento region, where the company owns, manages, and leases over 10,000,000 square feet of office and industrial properties. Prior to his current role, Mr. Schnugg served as Regional Senior Vice President of the North East Bay, Sacramento and Peninsula region and was responsible for developing office and industrial projects totaling over 3,000,000 square feet, and acquiring over 7,000,000 square feet of properties included in the company's current core portfolio. He was one of the founding partners with our predecessor during its formation in 1987 and began his career in real estate with the Trammell Crow Company in 1983. Mr. Schnugg received a Bachelor or Arts from the University of California at Berkeley and a Masters in Business Administration from Stanford University.

     DENNIS E. SINGLETON, Vice Chairman, has served as a Director since August 1993. He is responsible for leading the company's efforts to build a brand identity, as well as for increasing the value-added services we provide to our tenants. Additionally, Mr. Singleton is involved with identifying and analyzing strategic portfolio acquisition and operating opportunities. Prior to his current role, Mr. Singleton served as Chief Financial Officer and Chief Investment Officer. He was one of the founding partners with our predecessor during its formation in 1987 and began his career in real estate with the Trammell Crow Company in 1972. Mr. Singleton has overseen the development and acquisition of more than 28,000,000 square feet of commercial properties representing an investment of over $3 billion. Mr. Singleton received a Bachelor of Science from Lehigh University and a Masters in Business Administration from Harvard Graduate School of Business Administration.

     ELKE E. STRUNKA, Vice President, serves as principal accounting officer of the company and directs the company's accounting and tax functions. Her responsibilities include implementing and monitoring accounting policies and internal controls, preparing consolidated financial statements, ensuring REIT compliance and addressing taxation issues related to an UPREIT structure. Ms. Strunka joined our predecessor in 1984, serving as company controller. Ms. Strunka received a Bachelor of Science from the University of Nebraska. She is a Certified Public Accountant.

     WILLIAM S. THOMPSON, JR. has served as a Director since December 1993. Mr. Thompson is a Managing Director and Chief Executive Officer of Pacific Investment Management Company. In addition, he serves as a member of the board of directors and Chairman of the executive committee of PIMCO Advisors L.P., a NYSE listed master limited partnership. Mr. Thompson joined PIMCO in April 1993 after 18 years with Salomon Brothers where he was a managing director with assignments in Chicago, San Francisco and Tokyo. A native of St. Louis, Missouri, Mr. Thompson graduated from the University of Missouri with a Bachelor of Science in civil engineering and from Harvard Business School with a Masters in Business Administration. Subsequently, he attained the rank of captain in the U.S. Army Reserves.

     CRAIG G. VOUGHT, Co-Chief Executive Officer, is responsible for overseeing the overall strategic direction of the company and the company's capital market and investment activities. Previously, Mr. Vought served as the Chief Financial Officer and Executive Vice President and was responsible for raising over $3 billion of capital in various public and private offering transactions. Mr. Vought joined our predecessor in 1987 and, during that time, developed nearly 1,000,000 square feet of commercial property. He began his real estate career with the Trammell Crow Company in 1986 and has also held positions at Chase Manhattan Bank and E.F. Hutton & Co. Mr. Vought received a Bachelor of Arts from Trinity College and a Masters in Business Administration from The Wharton School of Business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, there were four meetings of the board of directors, one conference of the board of directors conducted by telephone and one unanimous written consent. Each director attended all of the meetings of the board (whether in person or telephonically), except that Mr. Singleton did not attend the September 8 meeting and Mr. Thompson did not attend the March 10 and July 14 meetings. Each director attended all of the meetings of committees of the Board on which he served (whether in person or telephonically) during 1999.

     The board has standing audit, compensation, non-executive stock incentive plan and stock incentive plan committees. The board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to recommend nominations, the board will consider recommendations from stockholders, which should be addressed to Sara R. Steppe, the Secretary, at the address set forth on the front cover.

     The audit committee consists of Richard J. Bertero and David M. Petrone. The audit committee recommends the appointment of the firm of certified public accountants to audit the financial statements for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports, and monitors the effectiveness of the audit effort, the financial and accounting organization and its system of internal accounting controls. The audit committee met two times during 1999.

     The compensation committee consists of Harold M. Messmer, Jr., Warren E. Spieker, Jr. and William S. Thompson, Jr. The compensation committee establishes and reviews annually the company's general compensation policies applicable to executive officers, reviews and approves the level of compensation of the chief executive officer and other executive officers, reviews and advises the board concerning the performance of the chief executive officer and other employees whose compensation is within the review jurisdiction of the compensation committee, reviews and advises the board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The compensation committee met three times during 1999.

     The stock incentive plan committee consists of Harold M. Messmer, Jr. and William S. Thompson, Jr. The stock incentive plan committee administers the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan as it pertains to executive officers and reports to the board of directors regarding that plan from time to time, or whenever called upon to do so. During 1999 the stock incentive plan committee met three times and acted by unanimous written consent two times.

     The non-executive stock incentive plan committee consists of Dennis E. Singleton, John K. French and Warren E. Spieker, Jr. The non-executive stock incentive plan committee administers the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan as it pertains to non-executive officers and other employees and reports to the board of directors regarding the plan from time to time, or whenever called upon to do so. The non-executive stock incentive plan committee conducted ten meetings by written consent during 1999.

COMPENSATION OF DIRECTORS

     Each of the independent directors receives an annual fee of $22,000, a meeting fee of $1,000 for each board of directors meeting attended and for each committee meeting which is scheduled separately from a regular board meeting, and reimbursement of expenses incurred in attending meetings. Directors who also are officers or employees do not receive any such director fees.

     Pursuant to the Spieker Properties, Inc. 1993 Amended and Restated Directors' Stock Option Plan, each independent director, upon joining the board, receives an initial grant of options to purchase 2,500 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock at the date of the grant of such options. Each such director who is serving on December 31 of each calendar year thereafter, and who has served for more than one year, will automatically receive an annual grant of options to purchase 4,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock at the date of the grant of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee and stock incentive plan committee were each formed in December 1993. No interlocking relationship existed in 1999 or presently exists between any member of the compensation committee or stock incentive plan committee and any member of the board of directors or compensation committee of any other corporation. Significant transactions and relationships between us and our officers and directors are set forth below in the section entitled "Related Transactions."

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of our directors or executive officers.

                                 PROPOSAL NO. 2

               RATIFICATION OF RETENTION OF INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as our independent auditors since our initial public offering in 1993 and has been appointed by our board to continue as our independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this retention of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by our board. Unless marked to the contrary, proxies received will be voted FOR ratification of the retention of Arthur Andersen LLP as the independent auditors for the fiscal year ending December 31, 2000.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

     OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE RETENTION OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following tables set forth information concerning compensation of our chief executive officer and each of the other executive officers of the company for the fiscal years indicated. All stock options were granted at an exercise price equal to at least the fair market value on the date of grant.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                    ANNUAL CASH COMPENSATION               COMPENSATION
                             --------------------------------------   -----------------------
                                                                      RESTRICTED                 ALL OTHER
                                                                        STOCK        STOCK      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   TOTAL($)   AWARDS($)    OPTIONS(#)      ($)(5)
---------------------------  ----   ---------   --------   --------   ----------   ----------   ------------
Warren E. Spieker, Jr.       1999   $225,000          --   $225,000    $500,000          --       $24,500
  Chairman of the Board(1)   1998    225,000          --    225,000     575,017      60,000         5,000
                             1997    225,000          --    225,000     777,195      80,000         5,000
John A. Foster               1999    225,000    $525,000    750,000     400,010      50,000        24,500
  Co-Chief Executive         1998    200,000     200,000    400,000     400,023      60,000         5,000
  Officer(2)                 1997    165,000      20,757    185,757     591,204     100,000         5,000
Craig G. Vought              1999    225,000     525,000    750,000     400,010      50,000        48,500
  Co-Chief Executive         1998    225,000     175,000    400,000     400,023      60,000         5,000
  Officer(3)                 1997    200,000     225,000    425,000     414,515      45,000         5,000
Joseph D. Russell, Jr.       1999    170,000     532,228    702,283     200,005      30,000        15,500
  President, Silicon Valley  1998    150,000     187,500    337,500     427,073      40,000         5,000
  Region(4)                  1997    130,000     241,560    371,560     293,432      25,000         5,000
John G. Davenport            1999    185,000     419,356    604,356     260,018      30,000        15,500
  President, Southern        1998    175,000     218,750    393,750     517,432      50,000         5,000
  California Region(4)       1997    150,000     108,819    258,819     308,747     100,000         5,000
Peter H. Schnugg             1999    180,000     421,058    601,508          --      20,000        11,000
  President, East Bay/       1998    175,000     218,750    393,750     189,492      40,000         5,000
  Sacramento Region(4)       1997    150,000          --    150,000     507,905      75,000         5,000
James C. Eddy                1999    160,000     368,046    528,046          --      25,000        11,000
  President, Pacific         1998    150,000     187,500    337,500      86,063      40,000         5,000
  Northwest Region(4)        1997    135,000     145,153    280,153      39,121      30,000         5,000

---------------
(1) Mr. Spieker served as Chairman of the Board and Chief Executive Officer until September 29, 1999 at which time he remained Chairman of the Board.

(2) Mr. Foster served as Executive Vice President and Chief Investment Officer until September 29, 1999 at which time he was elected Co-Chief Executive Officer.

(3) Mr. Vought served as Executive Vice President and Chief Financial Officer until September 29, 1999 at which time he was elected Co-Chief Executive Officer.

(4) Messrs. Russell, Davenport, Schnugg, and Eddy served as regional senior vice presidents until September 29, 1999 at which time they were elected regional presidents.

(5) Reflects contributions to the 401(k) Retirement Plan. In 1999, also reflects the value of grants of a portion of the shares of common stock of Broadband Office, Inc. received by us in connection with our formation of this Company. These grants vest over four years.

     Restricted stock awards generally reflect the fair market value of the award on the date of grant based on the closing price on that date of the common stock and may be granted under the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan or directly by us. Restricted stock awards granted in February 1, 2000 for 1999 performance reflect the fair market value of the award on December 31, 1999. Shares of restricted stock vest in equal installments over four years beginning one year after the date of grant. Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on the common stock. The number of shares underlying the restricted stock grants over the last three fiscal years, along with total unvested restricted stock holdings as of January 1, 2000 and their fair market value based on the per share closing price of $36.4375 on December 31, 1999 were as follows. The values do not reflect diminution of value attributable to the restrictions on such stock.

                            RESTRICTED STOCK GRANTS

                                    SHARES OF RESTRICTED STOCK      TOTAL UNVESTED
                                         GRANTED/EARNED IN         RESTRICTED SHARES
                                    ---------------------------       HELD AS OF        TOTAL VALUE ON
               NAME                 1999(1)     1998      1997      JANUARY 1, 2000     JANUARY 1, 2000
               ----                 -------    ------    ------    -----------------    ---------------
Warren E. Spieker, Jr. ...........  13,722     16,607    18,127         39,394            $1,435,419
John A. Foster....................  10,978     11,553    14,493(2)      34,133             1,243,721
Craig G. Vought...................  10,978     11,553     9,668         24,477               891,881
Joseph D. Russell, Jr. ...........   5,489     12,151(3)  7,092         24,663               898,658
John G. Davenport.................   7,136     14,284(4)  7,528(5)      26,438               963,335
Peter H. Schnugg..................      --      5,030(6) 12,518(7)      15,018               547,218
James C. Eddy.....................      --      2,466     1,520          3,585               130,628

---------------
(1) Consists of restricted stock granted on February 1, 2000 for services performed in 1999.

(2) Consists of 4,036 shares of restricted stock granted on October 1, 1997 and 10,457 shares granted on April 4, 1998 for services performed in 1997.

(3) Consists of 972 shares of restricted stock granted on August 25, 1998 and 11,179 shares granted on February 1, 1999 for services performed in 1998.

(4) Consists of 6,123 shares of restricted stock granted on August 25, 1998 and 8,161 shares granted on February 1, 1999 for services performed in 1998.

(5) Consists of 1,302 shares of restricted stock granted on October 1, 1997 and 6,226 shares granted on March 1, 1998 for services performed in 1997.

(6) Consists of 4,513 shares of restricted stock granted on August 28, 1998 and 517 shares granted on February 1, 1999 for services performed in 1998.

(7) Consists of 4,793 shares of restricted stock granted on October 1, 1997 and 7,725 shares granted on March 1, 1998 for services performed in 1997.

                       OPTION GRANTS FOR LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted during 1999 to each of our executive officers under the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan. The closing price of the common stock on the date of the grant was $38.8125. Twenty percent of these options becomes exercisable one year after grant and an additional 20% becomes exercisable each year thereafter.

                                                          INDIVIDUAL OPTION GRANTS
                                ----------------------------------------------------------------------------
                                           NUMBER OF     % OF TOTAL
                                           SECURITIES     OPTIONS
                                           UNDERLYING    GRANTED TO    EXERCISE
                                 GRANT      OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION    GRANT DATE
 NAME AND PRINCIPAL POSITION      DATE      GRANTED     FISCAL YEAR      SHARE        DATE      VALUATION(1)
 ---------------------------    --------   ----------   ------------   ---------   ----------   ------------
Warren E. Spieker, Jr.                --         --          --         --                --            --
  Chairman of the Board
John A. Foster                  07/14/99     50,000         7.6%       $38.8125     07/14/09      $275,187
  Co-Chief Executive Officer
Craig G. Vought                 07/14/99     50,000         7.6%       $38.8125     07/14/09      $275,187
  Co-Chief Executive Officer
Joseph D. Russell, Jr.          07/14/99     30,000         4.6%       $38.8125     07/14/09      $165,112
  President, Silicon Valley
  Region
John G. Davenport               07/14/99     30,000         4.6%       $38.8125     07/14/09      $165,112
  President, Southern
  California Region
Peter H. Schnugg                07/14/99     20,000         3.0%       $38.125      07/14/09      $110,075
  President, East
  Bay/Sacramento Region
James C. Eddy                   07/14/99     25,000         3.8%       $38.125      07/14/09      $137,593
  President, Pacific Northwest
  Region

---------------
(1) Calculated using the binomial pricing model. The assumptions used in determining the present value of the option grant using this methodology are as follows: option term of 10 years; risk-free rate of 5.72%; five-year volatility of 0.1947; 6.08% dividend yield; exercise price of $38.8125; closing price of common stock on date of grant of $38.8125; and a 3% reduction factor for the risk of forfeiture due to vesting restrictions. The actual value, if any, that an executive officer may realize will depend on the continued employment of the executive officer holding the option through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the binomial pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, etc.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     None of the executive officers exercised any of their stock options during the year ended December 31, 1999. The following table sets forth the number of shares of common stock covered by the stock options held by our chief executive officers and our other named executive officers as of December 31, 1999. The value of unexercised in-the-money options is based on the closing price of the common stock as reported on the New York Stock Exchange on December 31, 1999 of $36.4375 minus the exercise price, multiplied by the number of shares underlying the options.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS AT YEAR-END           OPTIONS AT YEAR-END
                                                  ---------------------------   ---------------------------
          NAME AND PRINCIPAL POSITION             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ---------------------------             -----------   -------------   -----------   -------------
Warren E. Spieker, Jr. .........................    454,500        268,000      $3,889,764     $1,096,130
  Chairman of the Board
Craig G. Vought.................................    264,500        228,000      $2,121,049     $  605,245
  Co-Chief Executive Officer
John A. Foster..................................    137,700        166,800      $1,300,244     $  138,100
  Co-Chief Executive Officer
Joseph D. Russell, Jr. .........................     20,400         81,800      $   29,725     $   53,213
  President, Silicon Valley Region
John G. Davenport...............................    134,500        138,000      $1,291,619     $  132,350
  President, Southern California Region
Peter H. Schnugg................................     73,549        105,000      $  670,356     $  113,638
  President, East Bay/Sacramento Region
James C. Eddy...................................     92,100         81,400      $1,080,064     $   68,455
  President, Pacific Northwest Region

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings or this proxy statement, the following report and the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

     For services performed in 1999, executive compensation primarily consisted of four key elements:

     - Base salary,

     - Bonuses,

     - Grants of stock options under the Amended and Restated 1993 Stock Incentive Plan, and

     - Grants of restricted stock under the Amended and Restated 1993 Stock Incentive Plan.

     In December 1993, the board of directors established the compensation committee and the stock incentive plan committees of the board of directors (together, the "Committees"). The compensation committee has responsibility for developing, administering and monitoring the compensation policies applicable to the executive officers. The stock incentive plan committee has responsibility for administering the Amended and Restated 1993 Stock Incentive Plan, under which grants may be made to executive officers and other key employees.

     The Committees have retained the services of an independent compensation consultant to assist the Committees in their evaluation of the key elements of the compensation program. The compensation consultant provides advice to the Committees with respect to competitive practices and the reasonableness of compensation paid to the executives. The Committees review surveys and other data supplied by the consultant in the course of their deliberations relating to compensation proposals. The Committees believe that the company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity Index in the stock price performance chart that compares stockholder returns. Some, but not all, of the companies included in the stock price performance chart are included in the compensation surveys. The Committees review the available competitive data, evaluate the particular needs of the company, and evaluate each executive's performance to arrive at a decision regarding compensation programs.

     Executive Compensation Philosophy. The Committees believe that a fundamental goal of the executive compensation program should be to provide incentives to create value for stockholders. In addition, the Committees believe that the executive compensation program should attract, retain, and motivate a quality, performance-oriented management team. It should create a strong and direct link between stock performance and executive compensation. Executive total compensation levels should be positioned between the middle and upper quartiles of real estate development and REIT organizations of comparable size and organizational structure. Compensation should be weighted more on the variable components to allow for premium pay for superior financial results and below-average pay for below-average financial results. The program should create a significant and meaningful long-term incentive tied to long-term growth, financial success, and increasing stockholder value. For 1999, the Committees placed 15% to 25% of the executive officers' total compensation on base salary and 75% to 85% on the combination of short-term and long-term incentive compensation awards.

     The Committees believe that company performance should be measured on the basis of both quantitative and qualitative assessments. Quantitative measures include performance in areas such as growth in funds from operations (FFO), net operating income growth, operating margins, return on invested capital, return on investor equity, total return to shareholders, and portfolio occupancy rates. Qualitative measures include performance in the areas such as asset quality, asset management, risk management, tenant retention, financing strategy, market strategy, management strength, special projects and teamwork. These quantitative and qualitative measures are not formally weighted for purposes of determining salaries or incentive awards.

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the company's Amended and Restated 1993 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the
Section 162(m) deduction limitation. In addition, the Committees believe that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committees reserve the right to design programs that recognize a full range of performance criteria important to the company's success, even where compensation payable under such programs may not be deductible.

     Base Salaries. Base salaries for all of the executive officers are reviewed annually and may be increased by the compensation committee in accordance with certain criteria determined primarily on the basis of growth in revenues, funds from operations ("FFO") per share of common stock, and on the basis of other factors, which include individual performance, execution of the strategic plan, the functions performed by the executive officer, and changes in the compensation peer group in which the company competes for executive talent. The weight given the factors by the compensation committee may vary from individual to individual. The compensation committee, however, intends to reward executive officers for their achievements primarily through the short-term and long-term incentive compensation awards discussed below. With respect to base salaries, the compensation committee generally intends to target base salary levels at or below the 50th percentile of real estate development and REIT organizations of comparable size and organization structure.

     Short-Term Incentive Compensation Awards. All the officers, including the executive officers, are eligible to participate in the short-term incentive plan. Each year, the compensation committee establishes a pool from which short-term incentive payments are made. In 1999, a maximum of $2,000,000 was reserved for the pool for executive officers, assuming stretch goals were achieved. Approximately 75% of the pool maximum was actually paid out to executive officers for 1999 performance.

     Annual incentive awards are paid after assessing company, region, department, and individual performance. Payments for each individual are weighted differently among company, region, department and individual performance objectives, depending on the position. The chief executive officer's weighting is 100% on company performance. The weighting for other senior officers is 75% on company performance and 25% on region or department performance.

     Company performance is measured on the basis of achieving targeted FFO objectives, which are reviewed and approved by the compensation committee. Region performance is measured on stabilized contributions to FFO from new acquisitions and developments and the performance of existing property portfolio net operating income with consideration of individual market factors, capital expenditures, overhead costs and other factors that may affect performance in any given year. Department performance measures are based on the achievement of specific strategic objectives of the company. Individual performance measures are assessed in a subjective manner and may include company leadership, tenant satisfaction, contributions to the company as a whole and community involvement. The Committees may also make their decision based on criteria such as FFO growth performance relative to the office/industrial/mixed-use REIT market segments, asset quality, asset management, risk management, tenant retention, financing strategy, market strategy, management strength and teamwork. The compensation committee believes that a fixed compensation formula may not adequately reflect all aspects of the performance of the company and of an individual executive officer. Therefore, the compensation committee has retained a high degree of flexibility in structuring the short-term incentive compensation plan to ensure that the longer-term interests of stockholders are considered. This allows the compensation committee to subjectively evaluate each executive officer's individual performance and contribution to the company's overall financial and operational success. These subjective factors are not weighted.

     Minimum objectives are established for company performance and such objectives basically represent a net FFO growth and cash dividend that will ensure a satisfactory return to stockholders. Generally, the company portion of an award is not paid if such objectives are not achieved.

     The compensation committee determines the award for the chairman and co-chief executive officers and approves the awards for other participants. The chairman and the co-chief executive officers, with the assistance of an internal committee, determines the awards for all other participants on the basis of their achievement of specific objectives and a subjective assessment of the individual's contributions. The compensation committee approved the target performance objectives and the pool. Bonus awards to executive officers for 1999 reflect performance results during the year. Actual 1999 FFO exceeded preestablished target objectives due to market conditions and improved leasing in the company's development and core portfolio. 1999 FFO growth represented the 85th percentile performance of other equity REITs and the 75th percentile for the office/industrial/mixed-use sector equity REITs. The Committees also noted the company's better-than-expected same-store net operating income growth, operating margins and returns on new developments. In addition, the company was able to maintain high portfolio occupancy rates of 96.3%, establish one of the highest levels of pre-leasing among its office/industrial peers, and decrease dependence on outside financing through capital recycling strategies.

     Long-Term Incentive Compensation Awards. The Amended and Restated 1993 Stock Incentive Plan, which was approved by stockholders, is administered by the stock incentive plan committee. The Amended and Restated 1993 Stock Incentive Plan provides for grants of nonqualified stock options, incentive stock options, restricted shares, dividend equivalents, performance shares and performance units to key executives and employees.

     The stock incentive plan committee may make grants under the Amended and Restated 1993 Stock Incentive Plan based on a number of factors, including:

     - Company performance,

     - The executive officer's or key employee's position in the company,

     - His or her performance and responsibilities,

     - The extent to which he or she already holds an equity stake in the company,

     - Equity participation levels of comparable executives and key employees at other companies in the compensation peer group,

     - Total compensation levels of comparable executives and key employees at other companies in the compensation peer group, and

     - Individual contribution to the success of the company's financial performance.

     In addition, the size, frequency, and type of long-term incentive grants will be determined on the basis of past granting practices, fair market value of the company's stock, tax consequences of the grant to the individual and the company, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the stock incentive plan committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual.

     Stock options generally are granted on an annual basis at 100% of current fair market value of the company's common stock and will only be of value to the executive officer or key employee if the stock price increases over time. The 1999 stock option grants reflect the compensation philosophy to place greater emphasis on the variable components of the compensation program. The 1999 grants of options vest ratably at 20% per year after one year from the date of grant. Certain executive officers were also granted restricted stock during 1999 in recognition of exceptional performance, to place greater emphasis on stock-based incentives, and to retain exceptional executive talent. Restricted shares vest ratably at 25% per year after one year from the date of grant. In the event of a change in control, corporate transaction, or subsidiary disposition (each as defined by the Plan), all outstanding options and restricted shares become fully vested.

     Chief Executive Officer Compensation. Mr. Warren E. Spieker, Jr. served as chief executive officer until September, 1999 at which time he remained Chairman of the Board. Messrs. Foster and Vought were appointed co-chief executive officer in September 1999. Compensation for Messrs. Spieker, Foster and Vought for fiscal 1999 was determined on the same general basis as discussed above for the executive officers. Base salary and award levels under the Amended and Restated 1993 Stock Incentive Plan and the short-term incentive plan are reviewed annually for Messrs. Spieker, Foster and Vought. In 1999, Messrs. Spieker, Foster and Vought each received a base salary of $225,000, which falls in the lowest quartile of the compensation paid to chief executive officers of real estate development and REIT organizations of comparable size and organizational structure. Base salary for Mr. Spieker and Mr. Vought did not increase between 1998 and 1999. Mr. Spieker's base salary will not change in 2000. In recognition of their new roles and responsibilities, the Committees will increase the base salaries for Mr. Foster and Mr. Vought in 2000 to $250,000 per year. Consistent with the company's compensation philosophy to leverage incentive compensation, Mr. Foster's and Mr. Vought's base salary levels will continue to be in the lowest quartile of competitive practices for 2000.

     As he has in the past, Mr. Spieker chose to waive any short-term incentive compensation for 1999. The Committees awarded Messrs. Foster and Vought a bonus of $525,000 each on the basis of exceptional company performance. The company exceeded its 1999 FFO objectives, significantly outperformed the office/industrial/mixed-use REIT market segments in FFO growth, and delivered a 12.3% total return to shareholders which represented approximately the 90th to 95th percentiles of all equity REITs and the office/industrial/mixed-used equity REIT segment, respectively. In addition, the company delivered better-than-expected same-store net operating income growth, operating margins, and returns on new developments. The company was also able to maintain high portfolio occupancy rates of 96.3%, establish one of the highest levels of pre-leasing among its office/industrial peers, and decrease dependence on outside financing through capital recycling strategies.

     Based on the stock incentive plan committee's criteria, the company's performance as described above, and in recognition of cash compensation that is significantly below competitive levels, Messrs. Spieker, Foster and Vought were awarded 13,722, 10,978, and 10,978 shares of restricted stock, respectively, for 1999 performance. Mr. Foster and Mr. Vought were also each awarded options to purchase 50,000 shares of common stock for 1999 performance. Mr. Spieker did not receive stock options in 1999. Mr. Spieker's compensation in 1999 was leveraged 75% toward incentives directly tied to shareholder value creation. Mr. Foster's and Mr. Vought's compensation in 1999 was leveraged 85% toward incentives. In 1999, the company contributed $5,000 to the 401(k) accounts for Messrs. Spieker, Foster and Vought under the terms and conditions of that plan and made no profit sharing contributions in accordance with the provisions of that plan. The Chief Executive Officers also received grants of restricted shares of common stock of Broadband Office, Inc. Messrs. Spieker, Foster and Vought do not participate in or otherwise influence deliberations of the Committees relating to their compensation.

     Section 401(k) Plan. In 1994, the company adopted a tax-qualified cash and deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all company employees after they have completed 12 months of service, employees may reduce their current compensation by up to 15% of their total salary plus bonus, up to a maximum of $10,000 for the 1999 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The company also contributes to the 401(k) Plan an additional amount equal to 5% of such employee's compensation or the maximum contribution allowable by law. In addition, the company may make profit sharing and discretionary contributions at the end of each year. As of October 1, 1996, the company excludes officers from participation in the profit sharing contribution. Beginning after twelve months of service, the company's contributions on the employee's behalf vests at a rate of 20% per year. For fiscal year 1999, we made contributions to the 401(k) Plan of $35,000 to the chief executive officers and the other executive officers.

     Broadband Office, Inc. In 1999, we helped form Broadband Office, Inc. Since some of our executives participated in the formation and development of the company, we granted shares of common stock to our executive officers that vest over four years. For fiscal year 1999, the value of these grants to the chief executive officers and the other officers totaled $115,500.

            STOCK INCENTIVE PLAN COMMITTEE OF THE    COMPENSATION COMMITTEE
            BOARD OF DIRECTORS                       OF THE BOARD OF DIRECTORS
            William S. Thompson, Jr.                 William S. Thompson, Jr.
            Harold M. Messmer, Jr.                   Harold M. Messmer, Jr.
                                                     Warren E. Spieker, Jr.

               EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL POLICY

     We have no employment agreement with any of our executive officers and directors. We have adopted a special severance policy which provides that if the employment of any participant is terminated for any reason after a change in control (except for a termination for cause or a voluntary resignation by the participant without a good reason), then we will pay the participant a lump sum severance payment equal to two years to three years compensation, depending on the participant's position. Compensation includes:

     - The participant's highest annual rate of base salary, plus

     - Average annual bonus earned by the participant during the last two completed fiscal years, plus

     - The average of the fair market value of the shares of restricted stock granted to the participant during the past two completed fiscal years, plus

     - Medical, dental, disability, and life insurance plan coverage.

     Medical, dental, disability and life insurance benefits may be offset by new employment. We will automatically reimburse a participant for any excise tax payments under the policy that are imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Excise tax reimbursement payments will not be paid if a reduction of up to 10% of the participant's payments under the policy would avoid an excise tax to be levied. In that case, the participant's payments would be reduced by up to 10% and no excise tax reimbursement will be paid. Messrs. Spieker, Foster, Vought, Davenport, Russell, Schnugg and Eddy have been designated as plan participants as well as other senior executives.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on our common stock from December 31, 1994 through December 31, 1999 to the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Equity REIT Total Return Index prepared by NAREIT. The graph assumes that the value of the investment in our common stock was $100 at December 31, 1994 and that all dividends were reinvested. The common stock's price on December 31, 1994 was $20.375. All of the information relating to the graph below was provided by NAREIT.

     THE STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.
[PERFORMANCE GRAPH]

                                                SPIEKER PROPERTIES, INC.             S&P 500               NAREIT EQUITY INDEX
                                                ------------------------             -------               -------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     123.31                      137.58                      115.27
1996                                                     176.69                      169.17                      155.92
1997                                                     210.43                      225.61                      187.51
1998                                                     169.94                      290.09                      154.69
1999                                                     178.83                      351.13                      147.54

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We own 95% of the non-voting preferred stock of Spieker Northwest, Inc., which provides fee management and other services for properties not owned by the company, including certain properties in which Messrs. Spieker, French and Singleton have ownership interests. The fees charged by Spieker Northwest for managing properties are comparable to the fees it charges for managing other properties. Messrs. Spieker, French, Singleton and Bruce E. Hosford own 100% of the voting stock of Spieker Northwest and the remaining 5% of the non-voting preferred stock. For the year ended December 31, 1999, Spieker Northwest had revenues of $3,238,000 million, which were mainly offset by operating expenses, and it did not pay any dividends on its common or preferred stock.

     At the time of the company's 1993 initial public offering, we entered into land holding agreements with some of our executive officers with respect to vacant land parcels in which these executive officers hold ownership interest. The land holding agreements generally provide us with the option to purchase the land subject to the agreement for the lesser of a fixed price set forth in the land holding agreement or the fair market value as determined by appraisal.

     In September 1999, we acquired shares of voting and non-voting common stock of Broadband Office, Inc., which provides telecommunications services to some of our tenants. The fees paid by Broadband Office to us are comparable to the fees paid to other real estate owners. Some of our directors and executive officers own stock in, and Craig G. Vought serves as a director of, Broadband Office.

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and changes in ownership of common stock. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received, we believe that during its fiscal year ended December 31, 1999, all reporting persons, with the exceptions of Messrs. Davenport, Eddy, Rothstein, Russell and Schnugg, each of whom filed one Form 3 after the filing period, complied with all applicable filing requirements.

     Proxy Solicitation Costs. The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of the company's common stock. We will use the services of ADP, 51 Mercedes Way, Edgewood, New York 11717 to assist in soliciting proxies and expect to pay approximately $10,000 for these services. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     Stockholder Proposals. To be considered for presentation at the next annual meeting of our stockholders to be held in 2001, a stockholder proposal pursuant to Rule 14A-8 of the Securities Exchange Act must be received by Sara R. Steppe, Secretary, Spieker Properties, Inc., 2180 Sand Hill Road, Menlo Park, California 94025, no later than December 15, 2000. All other stockholder proposals must be received no later than April 10, 2001 and no earlier than March 10, 2001.

     Other Matters. The board of directors is not aware of any other matters to be presented at the annual meeting. If any other business is properly brought before the annual meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

                                     * * *

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Warren E. Spieker, Jr.

                                          Warren E. Spieker, Jr.

                                          Chairman of the Board

April 10, 2000
Menlo Park, California

[SPIEKER PROPERTIES LOGO]       VOTE BY PHONE - 800-690-6903 (in the US and
SPIEKER PROPERTIES, INC.        Canada). Use a touch-tone telephone to vote
P.O. BOX 9079                   your proxy 24 hours a day, 7 days a week.
FARMINGDALE, NY                 Have your proxy card in hand when you call. You
                                will be prompted to enter your individual
                                12-digit Control Number that appears in the box below. Then follow the simple instructions you will hear.

AUTO DATA PROCESSING            VOTE BY INTERNET - www.proxyvote.com
INVESTOR COMM SERVICES          Use the Internet to vote your proxy 24 hours a
ATTENTION:                      day, 7 days a week. Have your proxy card in hand
TEST PRINT                      when you access the web site. You will be
51 MERCEDES WAY                 prompted to enter your individual 12-digit
EDGEWOOD, NY                    Control Number that appears in the box below.
11717                           Then follow the simple instructions on the
                                screen.

                                VOTE BY MAIL
                                Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return to: Spieker Properties, Proxy Services, P.O. Box 9079, Farmingdale, NY 11735-9547.


                                                           123,456,789,012.00000

                                             CONTROL NUMBER         101010101010

                                             ACCOUNT NUMBER  1234567890123456789

                                             PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X       SPIEK3    KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------
                                                                              DETACH AND RETURN THIS PORTION ON
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPIEKER PROPERTIES, INC.
                                                      04 1010101010   228170446013

  For address changes and/or comments, please check [ ] this box and write them on the back.

  VOTE ON DIRECTORS                             For  Withhold Exceptions    To withhold authority to vote, mark
                                                All    All                  "Exceptions" and write the nominee's
                                                                             number on the line below.
  1. Election of Directors

     Nominees: 01) Richard J. Bortero,         [ ]    [ ]      [ ]          _________________________________
               02) Harold M. Messmer, Jr.
               03) Warren E. Spieker, Jr.

  VOTE ON PROPOSALS                                                                FOR   AGAINST   ABSTAIN

  2. To ratify the retention of Arthur Andersen LLP as the Company's               [ ]     [ ]      [ ]
     independent auditors for the fiscal year ending December 31, 2000.

  Please sign exactly as your name appears hereon. Joint owners should each sign.
  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 ----------------------------------- --------   -----------------------------------  -------   123,456,789,012
                                                                                                     848497400
                                                                                                            15
-----------------------------------  --------   -----------------------------------  -------
Signature [PLEASE SIGN WITHIN BOX]   Date       Signature (Joint Owners)             Date

-----------------------------------------------------------------------------------------------------------------

                           SPIEKER PROPERTIES, INC.
                              2180 Sand Hill Road
                              Menlo Park, CA 94026

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON JUNE 7, 2000.

     Warren E. Spieker, Jr., Dennis E. Singleton and Sara R. Sleppe (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Spieker Properties, Inc. (the "Company"), to be held on Wednesday, June 7, 2000, and at any adjournments or postponements thereof.

     Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors and FOR ratification of the retention of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

BOARD OF DIRECTORS RECOMMENDATIONS: The Board of Directors recommends a vote FOR the election of the nominated directors and FOR ratification of the retention of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. If you wish to vote in accordance with the Board of Directors' recommendations you need not mark any boxes, just sign and date on the reverse side.

SPIEKER PROPERTIES, INC.
P.O. BOX 9079
FARMINGDALE, N.Y. 11734

                     (Continued and to be dated and signed on the reverse side.)